Cohu Announces Appointment of Roger Hopkins as Delta Design
VP Sales and Service

POWAY, Calif., April 25, 2008— Cohu, Inc. (NASDAQ: COHU) announced today that Roger J. Hopkins has been appointed as Delta Design, Inc. Vice President, Sales and Service. Delta Design is Cohu’s principal business unit and a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry.

Mr. Hopkins succeeds Colin P. Scholefield who will be leaving Delta Design on May 23, 2008 to pursue other opportunities. Mr. Hopkins has twenty-two years experience in the semiconductor equipment industry, including from January, 2003 until April, 2008 as Asian and Western Regional Manager at Aetrium, Incorporated, a supplier of IC test handlers and semiconductor reliability test systems. Mr. Hopkins served as Delta Design’s Director of Sales from April, 2001 until December, 2002.

James A. Donahue, Cohu’s President and Chief Executive Officer stated, “We are very pleased that Roger is returning to Delta Design. Roger has extensive knowledge of the semiconductor equipment industry, test handlers and our customer base. We thank Colin for the many important contributions he has made during his fourteen years with Delta Design and wish him well in his future endeavors.”

Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and closed circuit television equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones – Investor Relations (858) 848-8106